News Release

Investor Relations Contact:
Jennifer Jarman
The Blueshirt Group, for Insweb
415-217-5866
jennifer@blueshirtgroup.com

InsWeb Announces Relocation of Corporate Headquarters
New Lease to Result in Annualized Cost Savings of Approximately $700,000

SACRAMENTO, Calif., December 28, 2010 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance comparison provider, today announced that it will relocate its headquarters effective May 1, 2011, in a transaction that is expected to result in annualized cash savings of approximately $700,000.  The new facility, which includes approximately 16,000 rentable square feet, is located at 10850 Gold Center Drive, Suite 250, in Rancho Cordova, California, a short distance from the Company’s current headquarters.  The lease term is five years, with two, consecutive options to extend the term for five years each at the prevailing market rent.

“We are very pleased with this new lease arrangement, which allows us to significantly reduce our long-term lease costs while maintaining an attractive workplace environment for our employees.  The expected cost savings will have a favorable impact on our profitability and cash flow, augmenting the progress we have made in reducing our non-marketing related expenses to a level more commensurate with our operating goals,” stated InsWeb Chairman & CEO Hussein Enan.

About InsWeb
InsWeb Corporation (NASDAQ: INSW) owns and operates a network of leading insurance marketplace and education websites. Founded in 1995 and headquartered in Sacramento, California, InsWeb’s primary properties include InsWeb.com, InsuranceRates.com, LocalInsuranceAgents.com, and AgentInsider.com. InsWeb has invented multiple e-commerce and online insurance distribution technologies and owns the following patents: 6,898,597; 7,107,325; 7,389,246; 7,640,176 and 7,707,505. In 2009, more than 10 million consumers turned to InsWeb for answers to their insurance questions.

This press release contains forward-looking statements reflecting management's current forecast of certain aspects of InsWeb's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of InsWeb and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition; strategic initiatives aimed at accelerating growth and profitability, including strategic acquisitions; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. InsWeb's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with InsWeb's business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on InsWeb's website or through InsWeb's licensed subsidiaries; changes in InsWeb's relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; the effects of competition on InsWeb's consumer acquisition strategies; InsWeb's ability to attract and integrate new insurance providers and strategic partners; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which InsWeb is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in InsWeb's filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.